SUMMARY RELEASE

HomeStreet, Inc. Reports First Quarter 2014 Results
Net Income of $2.3 Million, or $0.15 per Diluted Share
SEATTLE – April 29, 2014 – (BUSINESS WIRE) – HomeStreet, Inc. (NASDAQ:HMST) (the “Company” or “HomeStreet”), the parent company of HomeStreet Bank (the “Bank”), today announced net income of $2.3 million, or $0.15 per diluted share, for the first quarter of 2014, compared to a net loss of $861 thousand, or $(0.06) per share, for the fourth quarter of 2013 and net income of $10.9 million, or $0.74 per share, for the first quarter of 2013. Excluding acquisition-related expenses of $823 thousand and $4.1 million, net income was $2.8 million, or $0.19 per diluted share, and $1.8 million, or $0.12 per share for the first quarter of 2014 and the fourth quarter of 2013, respectively.
“We again made substantial progress in the first quarter toward our goal of business diversification," said CEO Mark K. Mason. "We took the opportunity to restructure our loans held for investment portfolio and in March decided to sell approximately $300 million of single family mortgages at an attractive price.  This action enables us to meet our loan portfolio diversification goals and provides the Company additional lending liquidity to support our loan portfolio growth targets. As a consequence of the decision to sell these loans, we recorded a $1.5 million release of loan loss reserves in the quarter. We continue to experience strong deposit growth and commercial and consumer loan demand with $290.8 million in new loan commitments in the quarter. Additionally, in the first quarter we completed the system integrations of Fortune Bank and Yakima National Bank, institutions we acquired in the fourth quarter of 2013.  I am happy to report that we are experiencing strong deposit growth and lending volume from each of these teams and we have not suffered a material loss of any customers or employees.”
“In the first quarter, HomeStreet became the number one lender for purchase mortgages in the three-state Pacific Northwest region for the first time in our history.  This accomplishment is a result of our strategy to mitigate the effects of a lower mortgage volume market by growing our franchise with quality loan originators in communities that we believe will be perpetually strong housing markets. We are growing market share both in our traditional Pacific Northwest markets and now in new markets, most significantly California. Despite these accomplishments, we continued to be challenged, as does the industry as a whole, by lower than anticipated loan volume. And, while first quarter lending volume was also less than we had anticipated, loan application and interest rate lock volume has increased steadily since February as a result of traditional home buying seasonality and the ramp up of loan volume from the hiring of additional loan originators. With improving loan volume and assuming stable profit margins we anticipate a return to mortgage origination profitability in the second quarter and beyond.”
For details and the complete earnings release, please refer to the Company’s investor relations website at http://ir.homestreet.com as well as today’s Form 8-K filing at www.sec.gov.